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                    September 22, 2022

       Sandra Rowland
       Chief Financial Officer
       Xylem Inc.
       1 International Drive
       Rye Brook, NY 10573

                                                        Re: Xylem Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-35229

       Dear Ms. Rowland:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Dorothy Capers